Exhibit 2.6

AGREEMENT AND PLAN OF MERGER

by and between

SOLAR POWER, INC.,

and

DALE RENEWABLE CONSULTING, INC.

Dated as of August 20, 2006

i

4.24	Customer Relations	24
4.25	Real Property	25
4.26	Environmental, Health and Safety Matters	25
4.27	Payment and Condition of Indebtedness	26
4.28	State Takeover Laws	26

5. Representations and Warranties of the Company Shareholders
5.1	Authority; No Conflict	26
5.2	Ownership of Shares	27
5.3	Investment and Securities Matters	27

6. Representations and Warranties of Acquiror
6.1	Organization and Good Standing	28
6.2	Authority; No Conflict	28
6.3	Capital Stock	29
6.4	Compliance with Legal Requirements; Governmental Authorizations	29
6.5	Legal Proceedings; Orders	30
6.6	Authority of Acquiror	30

7. Other Agreements
7.1	Publicity	30
7.2	Operational Covenants of Company Pending Closing of the Merger	30
7.3	Certain Tax Matters	33
7.4	Reserved	33
7.5	State Takeover Laws	33
7.6	Employee Benefits	33
7.7	Release of Claims	34
7.8	Independent Financial Audit	34

7.9 Future Franchise Territories and Photo-Voltaic Equipment Supplies \f C \l

8. Conditions Precedent to Acquiror’s and Parent’s Obligations
8.1	Third-Party Consents	35
8.2	Director Resignations; Books and Records	35
8.3	Other Agreements	35
8.4	Certified Documents	36
8.5	Shareholder Approval	36
8.6	Legal Proceedings	36
8.7	Representations and Warranties	36
8.8	Performance of Agreements and Covenants	36
8.9	No Material Adverse Effect	37
8.10	Independent Financial Audit	37
8.11	No Material Adverse Effect	37
8.12	Opinion of Counsel	37
8.13	Insurance	37

ii

9. Conditions Precedent to the Company’s and Each Company Shareholder’s and Beneficial Owner’s Obligations
9.1	Third-Party Consents	37
9.2	Representations and Warranties	38
9.3	Performance of Agreements and Covenants	38

10. Indemnification
10.1	Indemnification and Payment of Damages by Company Shareholders and Beneficial Owners	38
10.2	Indemnification and Payment of Damages by Surviving Company	40
10.3	Survival of Representations and Warranties	40
10.4	Limitations on Liability	40
10.5	Exceptions to Limitations	41
10.6	Indemnification Procedure	41
10.7	Errors and Omissions	42
10.8	Right to Indemnification Not Affected by Knowledge	42
10.9	Set Off	42

11. Shareholder Representative
11.1	Appointment	43
11.2	Acceptance	43
11.3	Successor	43
11.4	Liability	43
11.5	Reliance	43

12. General Provisions
12.1	Expenses	44
12.2	Notices	44
12.3	Further Assurances	45
12.4	Waiver	45
12.5	Entire Agreement and Modification	45
12.6	Assignments, Successors, and No Third-Party Rights	45
12.7	Severability	46
12.8	Section Headings, Construction	46
12.9	Governing Law	46
12.10	Counterparts	46
12.11	Schedules and Exhibits	47
12.12	Time of Essence	47
12.13	Attorneys Fees	47

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 20, 2006 (“Effective Date”) by and among Solar Power, Inc., a California corporation (“Acquiror”), Dale Renewable Consulting, Inc., a California corporation (the “Company”) and the Company’s stockholders as listed on Schedule 1, attached hereto (“Selling Shareholders”).

RECITALS

WHEREAS, Acquiror is a Subchapter “C” corporation duly formed and operating under the laws of the state of California, for the purpose of engaging in the manufacture, distribution and sale of solar power systems and modules;

WHEREAS, the Company is a Subchapter “S” corporation duly formed and operating under the laws of the state of California, for the purpose of engaging in photo-voltaic marketing, sales and installation;

WHEREAS, Acquiror intends to acquire the Company through the merger of the Company with and into Acquiror;

WHEREAS, Acquiror intends to continue the Company’s existing photo-voltaic business, and use the Company’s historic assets after the consummation of the Merger;

WHEREAS, at the effective time of such merger, each outstanding share of common stock of the Company will be converted into and exchanged for a right to receive a mix of cash and shares of common stock in Acquiror as further described herein;

WHEREAS, the Board of Directors of Acquiror, the Board of Directors of the Company, and the Selling Shareholders have approved the merger of the Company with and into Acquiror;

WHEREAS, as partial consideration for the foregoing premises and the mutual promises and covenants contained herein, each Selling Shareholder has executed and delivered to Acquiror a Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”)

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“Acquiror” - as defined in the preamble.

“Affiliate” - shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended.

“Agreement” - as defined in the preamble.

“Assignment and Interim Operating Agreement” - as defined in Section 2.6.

“CGCL” - means the California General Corporation Law.

“Certificate of Merger” - in the form attached hereto as Exhibit C.

“Charter Documents” - means, with respect to any entity, as applicable, its Certificate or Articles of Incorporation, its Certificate or Articles of Formation or Organization, its bylaws, its Operating Agreement, and similar documents having a different name.

“Closing” and “Closing Date” - as defined in Section 2.2.

“Closing Documents” - as defined in Section 4.2(a).

“Code” - means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” - as defined in the preamble.

“Company Common Stock” - means the common stock of the Company.

“Common Stock” - means the common stock of Acquiror.

“Control” “Controlling” “Controlled By” and “Under Common Control With” - mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.

“Current Assets” - means and includes the Company’s cash, cash equivalents, accounts receivable, inventory, marketable securities, prepaid expenses and any other assets that could be converted to cash in less than one year, in each case determined in accordance with GAAP consistently applied.

“Current Liabilities” - means and includes the Company’s accounts payable, accrued expenses (including, without limitation, expenses related to employee severance, vacation, bonuses and sick leave), Tax obligations of any kind (including estimated Taxes), premiums payable, commissions payable, surplus lines tax payable, Company Plan obligations of any kind, and any other current liabilities incurred in the operation of the Company’s business in each case determined in accordance with GAAP consistently applied.

“DSCI” - means Dale Stickney Construction, Inc., a California corporation which is an Affiliate of the Company and whose stockholders are Ray Charles Beard and two of the Selling Shareholders, James M. Underwood and Ronald H. Stickney.

“Earnout Payment” - as defined in Section 3.6(a).

“Earnout Period” - means the period beginning on the Closing Date and ending on December 31, 2007.

“Effective Time” - as defined in Section 2.3.

“Fiscal Year” - means a period beginning on January 1 of the applicable calendar year and ending on December 31 of the same year.

“GAAP” - means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“Hazardous Materials” - means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“IRS” - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” - with respect to the Company, shall include the executive officers of the Company, including facts of which such officers, in the reasonably prudent exercise of their duties, should be aware; with respect to Acquiror, the knowledge of the executive officers of Acquiror, including facts of which such officers, in the reasonably prudent exercise of their duties, should be aware.

“Law” - means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any foreign, federal, state and local regulatory agencies and other governmental entities or bodies having jurisdiction over the parties and their respective assets, employees, businesses and/or Subsidiaries, including the NASD, Securities and Exchange Commission, Federal Trade Commission and the U.S. Department of Justice.

“Long-Term Liabilities” - means for the Company without double counting, (A) all indebtedness, including any portion classified as a current liability, or other obligations of the Company for borrowed money or for the deferred purchase price of property or services, (B) all indebtedness created or arising under any Encumbrance with respect to property acquired by the Company (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property), (C) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as lessee, (D) liabilities in respect of unfunded or underfunded benefits under any Company Plan, (E) all obligations related to deferred compensation, (F) all obligations of the type set forth in the foregoing for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantee of such obligations, (G) deferred rents, (H) any accrued but unpaid interest, fees, penalties, premiums and the like in respect of any of the foregoing, and (I) all known or unknown errors and omissions claims resulting from or arising out of acts or omissions occurring on or before Closing.

“Material Adverse Effect” - shall mean (i) with respect to the Company, any material adverse effect on (a) the Company’s business, (b) the assets, profits, prospects, operations, affairs, properties or financial condition of the Company, taken as a whole, (c) the ability of the Company to perform its obligations under this Agreement or (d) the binding nature, validity or enforceability of this Agreement or (ii) with respect to Acquiror, any material adverse affect on (a) the ability of Acquiror to perform its obligations under this Agreement or (b) the binding nature, validity or enforceability of this Agreement.

“Material” and “Materially” - for the purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Interest” - means direct or indirect beneficial ownership (defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Ordinary Course of Business” - means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) as it relates to the business and operations of the Company.

“Permit” - means any franchise, permit, contractor licenses and other governmental authorization that is held by the Company or that otherwise relate to the Company’s business, or to any of the assets owned or used by, the Company.

“Person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or any federal, state, local, municipal, foreign or other government or governmental agency.

“Pro Forma Balance Sheet” - means the balance sheet of the Company setting forth the Working Capital of the Company and amounts of any Long-Term Liabilities of the Company to be assumed by Acquiror as of the Effective Time.

“Receivables” - means all cash receipts and revenue prior to the Effective Date where cash receipts and revenue will be received after the Effective Date.

“Related Person” - means with respect to a particular individual: (I) each other member of such individual’s family; (II) any Person that is directly or indirectly Controlled By any one or more members of such individual’s family; (III) any Person in which members of such individual’s family hold (individually or in the aggregate) a Material Interest; and (IV) any Person with respect to which one or more members of such individual’s family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (I) any Person that directly or indirectly Controls, is directly or indirectly Controlled By or is directly or indirectly Under Common Control With such specified Person; (II) any Person that holds a Material Interest in such specified Person; (III) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (IV) any Person in which such specified Person holds a Material Interest; and (V) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). The family of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (iv) any other natural person who resides with such individual.

“Representative” - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“Restrictive Covenant Agreement” - as defined in the preamble.

“Securities Act” - means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” - means the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, relevant state corporate and securities laws, and the rules and regulations promulgated thereunder.

“Selling Shareholders” means the shareholders of the Company set forth on Schedule I hereto, consisting of all holders of shares of Company Common Stock immediately before the Effective Time.

“Surviving Company” - means Acquiror as the surviving company resulting from the Merger.

“Tax” or “Taxes” - shall mean taxes of any kind, liens or other like assessments, customs duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, stamp, stock transfer, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers’ compensation, occupation, premium, windfall profits, surplus lines, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to such tax, and shall include any liability for Taxes of any other Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

“Tax Return” - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any federal, state, local, municipal, foreign or other government or governmental agency in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Upfront Cash Consideration” - means the Upfront Consideration payable to each of the Selling Shareholders in cash as set forth and allocated on Schedule I hereto and incorporated herein by reference.

“Upfront Consideration” - means $1,000,000, which shall be subject to the adjustments set forth in Section 3.5(b) and (c) and allocated between the Upfront Cash Consideration and the Upfront Equity Consideration in accordance with Schedule I attached hereto and incorporated herein by reference.

“Upfront Equity Consideration” - means the amount of the Upfront Consideration payable to each of the Selling Shareholders in shares of Common Stock as set forth and allocated on Schedule I attached hereto and incorporated herein by reference.

“Working Capital” - means the Current Assets of the Company less the Current Liabilities of the Company.

ARTICLE 2
TRANSACTIONS AND TERMS OF MERGER

2.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time (defined below), the Company shall be merged with and into Acquiror in accordance with the provisions of Sections 1113 of the CGCL and with the effect provided in Sections 1113(i) of the CGCL (the “Merger”). Acquiror shall be the Surviving Company resulting from the Merger and shall continue to be governed by the laws of the State of California. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted in accordance with the respective Charter Documents and laws governing the Company and Acquiror.

2.2	Time and Place of Closing.

The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Bullivant Houser Bailey PC, 1415 L Street, Suite 1000, 9:00 A.M. Pacific Daylight Time, on or before October 31, 2006 (the “Closing Date”).

2.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time a Certificate of Merger in the form attached hereto as Exhibit C reflecting the Merger shall become effective with the Secretary of State of the State of California (the “Effective Time”).

2.4	Reserved.

2.5	Merger Consideration.

The aggregate consideration that may be paid in the Merger in exchange for all of the Company Common Stock shall have an aggregate value equal to the sum of (a) the Upfront Cash Consideration, (b) the Upfront Equity Consideration, and (c) the Earnout Payments, each as may be adjusted hereunder.

2.6	Assignment and Interim Operating Agreement

On and from June 1, 2006 and up until the Effective Time, the Company, DSCI and Acquiror agree to operate the Company in accordance with the terms and conditions as set forth on Exhibit B attached hereto (“Assignment and Interim Operating Agreement”).

ARTICLE 3
TERMS OF MERGER

3.1	Articles of Incorporation; Bylaws.

The Articles of Incorporation and the Bylaws of Acquiror shall be the Articles of Incorporation and the Bylaws of the Surviving Company until duly amended or repealed. From and after the Effective Time, the Articles of Incorporation of the Company and the Bylaws of the Company shall be null and void and of no further force and effect.

3.2	Board Members and Officers.

The members of the Board of Directors of Acquiror as of the Effective Time shall remain the members of the Board of Directors of the Surviving Company. The officers of Acquiror as of the Effective Time shall remain the officers of the Surviving Company, together with such additional persons as may thereafter be appointed, and shall serve as the officers of the Surviving Company from and after the Effective Time.

3.3	Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any other party, each share of Company Common Stock shall automatically be canceled and shall cease to exist and shall be converted into and exchanged for the following consideration such that each Selling Shareholder will receive the aggregate consideration set forth beside his or her name on Schedule I:

(a)	Upfront Cash Consideration;

(b)	Upfront Equity Consideration; and

(c)	the right to receive the Earnout Consideration in accordance with Section 3.6.

Until surrendered for exchange in accordance with Section 3.4, each certificate theretofore representing shares of Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Section 3.3 in exchange therefor. Acquiror shall not be under any obligation to make any payment in exchange for shares of Company Common Stock until certificates representing such shares have been surrendered in accordance with Section 3.4.

3.4	Exchange of Shares.

At the Closing:

(a)   Acquiror will deliver to each Selling Shareholder, by wire transfer to a bank account designated in writing by such Selling Shareholder, immediately available funds in an amount as set forth on Schedule I.

(b)   Acquiror will issue to each Selling Shareholder on the books and records of the Company, free and clear of all Encumbrances, claims and other charges thereon of every kind, a number of shares as set forth on Schedule I.

(c)   Selling Shareholders will deliver to Acquiror for cancellation, free and clear of all transfer and stamp tax obligations, Encumbrances, claims and other charges thereon of every kind, a certificate representing the shares of Company Common Stock held by Selling Shareholders immediately before the Effective Time.

(d)   Selling Shareholders shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the Company and of all other things and matters pertaining to the operation of the business of the Company to be transferred and delivered to the Surviving Company.

3.5	Adjustments to Upfront Consideration.

The Upfront Consideration shall be adjusted in the manner set forth below:

(a)   On the Closing Date, the Company and Acquiror shall agree on, and the Company shall deliver, the Pro Forma Balance Sheet setting forth the Working Capital of the Company as of the Closing Date (the “Final Working Capital”) and the amounts of any Long-Term Liabilities to be assumed by the Surviving Company at the Effective Time.

(b)   The Upfront Consideration will be decreased prorata at Closing, on a dollar-for-dollar basis, for any amounts owed to the Acquiror by DSCI pursuant to the Assignment and Interim Operating Agreement and to the extent that the Final Working Capital is less than the Company’s Working Capital as of May 31, 2006 or increased at Closing, on a dollar-for-dollar basis, for any amounts owed by the Acquiror to DSCI pursuant to the Assignment and Interim Operating Agreement and to the extent that the Final Working Capital is greater than the Company’s Working Capital as of May 31, 2006. The adjusted Upfront Consideration shall be further reduced prorata by the amount the Long-Term Liabilities set forth on the Pro Forma Balance Sheet exceeds the Company’s Long-Term Liabilities as of May 31, 2006.

(c)   The Upfront Consideration will be further decreased prorata at Closing, on a dollar-for-dollar basis, for any debts then owed by the Company to DSCI, and Acquiror shall pay such amount to DSCI in full satisfaction of such debt at Closing.

3.6	Earnout.

(a)   Acquiror shall pay to the Selling Shareholders, in accordance with Schedule I up to a maximum aggregate amount of $500,000 consisting of $250,000 in cash and $250,000 worth of Acquiror Common Stock (the “Earnout Payment”) as follows:

(i)    Fifty percent (50%) of the Earnout Payment, or $250,000, in equal portions of cash and Acquiror Common Stock shall be distributed as provided on Schedule I when at least seventy-five percent (75%) of the $17,943,136 sum in contracts executed from Schedule II (“Executed Contract Sum”) equaling $13,457,352, have been received by and represent current contracts of the Acquiror.

(ii)   Twenty-five percent (25%) of the Earnout Payment, or $125,000, in equal portions of cash and Acquiror Common Stock shall be distributed as provided on Schedule I when at least eighty-seven and one-half percent (87.5%) of the Executed Contract Sum equaling $15,700,244, have been received by and represent current contracts of the Acquiror.

(iii)     The remaining twenty-five percent (25%) of the Earnout Payment, or $125,000, in equal portions of cash and Acquiror Common Stock shall be distributed as provided on Schedule I when at least one hundred percent (100%) of the Executed Contract Sum equaling $17,943,136, have been received by and represent current contracts of the Acquiror.

(b)   In the event that Todd Lindstrom terminates his relationship with the Surviving Company for any reason, except for termination by SPI without cause, the Earnout Payment shall be reduced by 50% (“Lost Revenue Deduction”).

(c)   The aggregate number of shares of Common Stock to be issued to the Shareholders by Acquiror as Earnout Payments in accordance with Schedule I shall equal (A) the value of the Earnout Payment to be paid in shares of Common Stock divided by (B) the Fair Market Value of Acquiror Common Stock as of 4.00 p.m. Pacific Standard Time five (5) days after the applicable milestone as set forth above is satisfied.

(d)   “Fair Market Value” with respect to any class or series of the capital stock of Acquiror shall mean, as of the date of determination, (i) the value determined in good faith by the Board of Directors of Acquiror, (ii) in the event of a determination upon an initial public offering, the public offering price as set forth on the cover page of the prospectus or (iii) if the capital stock of Acquiror is publicly traded, the average of the daily last sales prices for such stock for the five consecutive full trading days on which such shares are actually traded (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Acquiror) ending at the close of the trading day two full trading days prior to the date of determination. In the event that Fair Market Value is determined by the Board of Directors of Acquiror, Acquiror will, within fifteen (15) days after the date with respect to which such determination is made, deliver to the Shareholders’ Representative a written notice setting forth the proposed Fair Market Value. If, within fifteen (15) days after receipt of such notice, the Shareholders’ Representative do not object to the determination of Fair Market Value set forth therein, then the Fair Market Value which shall be conclusive. If within such fifteen (15) day period the Shareholders’ Representative object to Acquiror’s determination of Fair Market Value, Acquiror and the Shareholders’ Representative will attempt to agree within fifteen (15) days following the expiration of such period on one independent appraiser to determine the Fair Market Value. Selling Shareholders shall bear the costs of such independent appraiser.

3.7	Withholding Rights.

Acquiror shall be entitled to withhold, from all amounts otherwise payable pursuant to this Agreement to any Selling Shareholder, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Selling Shareholders in respect of such deduction.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLING SHAREHOLDERS

As a material inducement to Acquiror to enter into this Agreement and consummate the transactions contemplated thereby, the Company and Selling Shareholders hereby, jointly and severally, make the representations and warranties contained in this Article 4 as follows:

4.1	Organization and Good Standing.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of California. The Company has full power and authority and possesses all Permits and approvals necessary to conduct its business as it has been, is currently or is proposed to be conducted, to own, lease and use its properties and assets, and to perform all its obligations under its Contracts. Schedule 4.1(a) contains a complete list of each jurisdiction in which the Company is required to be qualified as a foreign corporation authorized to do business except for any jurisdiction where the failure to be so qualified will not have a Material Adverse Effect. The Company is duly qualified and is in good standing in each jurisdiction listed on Schedule 4.1(a).

(b)   The Company has delivered to Acquiror true and complete copies of the Charter Documents of the Company. All of such Charter Documents are in full force and effect.

4.2	Authority; No Conflict.

(a)   The Company has all necessary power and authority to execute and deliver this Agreement and the several other documents to be delivered at Closing pursuant to this Agreement (the “Closing Documents”), and to perform its obligations under this Agreement and the Closing Documents, and no other action on the part of the Company is required in connection therewith. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, and has been approved by the Board of Directors of the Company and by all of the Selling Shareholders, which are the only approvals required for the consummation of the Merger by the Company. Upon the execution and delivery by the Company of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms.

(b)   The execution, delivery or performance of this Agreement or the Closing Documents will not contravene or violate (i) the Charter Documents, (ii) any law, rule or regulation to which the Company is subject or (iii) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Company.

(c)   Such execution, delivery or performance will not cause the Company to (i) become subject to, or to become liable for the payment of any Tax, cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or (ii) violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the notice or consent of any other party to, or result in the creation of any lien, Encumbrance, claim or other charge thereon of any kind under, any Contract, Real Property Lease, Permit, document or other understanding, oral or written, to or by which the Company is a party or otherwise bound or affected or by which any of the assets or properties of the Company may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of the Company thereunder.

(d)   No authorization, approval, notice, license or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement or the Closing Documents by the Company other than in connection or compliance with the provisions of the Securities Laws or the filing of the Certificate of Merger with Secretary of State of California.

4.3	Capitalization; Share Ownership.

(a)   The total authorized capital stock of the Company consists of 1,000,000 shares of common stock, of which 500,000 shares are issued and outstanding. All of the shares of the Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Company and were issued in compliance with all applicable Charter Documents of the Company and all applicable federal, state and foreign laws, rules and regulations.

(b)   The Selling Shareholders are the lawful owner of all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of Company Common Stock. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, preemptive rights, agreements or rights (contingent or otherwise) of any character to purchase, receive or otherwise acquire from the Company any shares of, or any securities convertible into, the capital stock of the Company. There are no outstanding rights to either demand registration of any shares of the capital stock of the Company under the Securities Act or to sell any shares of the capital stock of the Company in connection with such a registration. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of the Company to which the Company is a party.

4.4	Financial Statements.

The Company has delivered to Acquiror as set forth on Schedule 4.4(a) hereto correct and complete copies of:

(a)   the unaudited consolidated balance sheet of the Company as of December 31, 2005, and the related consolidated statements of income for the periods then ended (the “Annual Financial Statements”);

(b)   an unaudited consolidated pro forma balance sheet of the Company as of May 31, 2006 and the related unaudited consolidated statements of income for the five months then ended (the “Interim Financial Statements” together with the Annual Financial Statements, the “Financial Statements”).

The Financial Statements (including, without limitation all notes, comments, schedules and supplemental data contained in or annexed to such Financial Statements) are accurate and complete in all material respects, were prepared in accordance with the books and records of the Company and fairly present the financial condition and the results of operations of the Company as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with the Company’s usual and customary accounting practices each consistently applied.

4.5	Books and Records.

The books of account, minute books, stock record books, and other records of the Company are true and complete in all material respects and accurately reflect all of their items of income and expense, assets, liabilities and businesses of the Company. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and Boards of Directors of the Company. The Company has delivered true and complete copies of all such minute books and the stock transfer ledgers of the Company to Acquiror.

4.6	Title to Properties; Encumbrances.

Schedule 4.6 contains a true and correct list of all equipment, assets and all other personal property owned by the Company and a true and correct list of all equipment, assets and all other personal property leased by the Company. The Company owns outright and has good, valid and marketable title to, or a valid leasehold in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) used in the operation of the business of the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements, and all of the properties and assets purchased or otherwise acquired by the Company since December 31, 2005. Except for liens for current Taxes not yet due and payable but which Taxes will be reflected on Schedule 4.6, all such properties and assets are free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever (“Encumbrances”).

4.7	Condition and Sufficiency of Assets.

All facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of tangible personal property owned or used by the Company are structurally sound and in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of its business, and, together with the Contracts and intangible assets of the Company, are sufficient for the continued conduct of the business of the Company, and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use, operation and maintenance.

4.8	Accounts Receivable.

All of the accounts receivable of the Company that are reflected on the Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown. Schedule 4.8 contains a complete and accurate list of all Accounts Receivable as of the date hereof, which list sets forth the aging of such Accounts Receivable.

4.9	No Undisclosed Liabilities.

The Company has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and Current Liabilities incurred in the ordinary course of business since May 31, 2006.

4.10	Taxes.

(a)   The Company has timely filed or caused to be timely filed all Tax Returns in all jurisdictions in which Tax Returns are or were required to be filed by it, and all Tax Returns are true, complete and correct in all respects. Schedule 4.10(a) contains a complete and accurate list of all such Tax Returns filed since 2001. The Company has fully and timely paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company. With respect to any period for which Tax Returns of or relating to the Company has not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes on its books and records and such accruals are at least equal to the liability of the Company for Taxes. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

(b)   The United States federal and state Tax Returns of the Company has been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2001. Schedule 4.10(b) contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid or, as described in Schedule 4.10(b), are being contested in good faith by appropriate proceedings and have been fully reserved against on the books and records of the Company, separate and in addition to any accruals for Taxes as described in subsection (a) of this Section 4.10. Schedule 4.10(b) describes all adjustments to the Tax Returns filed by the Company for all taxable years since formation, and the resulting deficiencies proposed by the IRS or any other taxing authority. No issue has been raised by the IRS or any other taxing authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Except as described in Schedule 4.10(b), the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c)   There exists no proposed Tax assessment against the Company, and, to the Knowledge of the Company, there are no threatened disputes, claims, audits or examinations regarding any Taxes of the Company. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid.

(d)   The Company is, and has been since incorporation, a Subchapter S corporation which such status has not been terminated on or prior to Closing.

(e)   The Company has not distributed stock of another Person, or has had stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(f)    The Company has not made any payments, is not obligated to make any payments, or is not a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code.

(g)   The Company, or any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003), (ii) agreed to or is or will be required to make any adjustments pursuant to Section 481(a) of the Code or any comparable provision under state or foreign Tax laws or has any Knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of law with respect to the Company, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(h)   The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(i)    The Company is not subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(j)    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(k)   The Company has not participated in any reportable or listed transaction as provided for in Treasury Regulations Section 1.6011-4(b) or Section 6707A of the Code, or a transaction similar to a reportable or listed transaction.

4.11	Employee Benefits.

(a)	The following terms have the meanings set forth below.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, followed or provided by the Company or any ERISA Affiliate (each such entity a “Company Entity”), or with respect to which any Company Entity has any liability.

“Company Plan” means all Plans of which any Company Entity was or is a Plan Sponsor, or to which any Company Entity contributed or contributes, in which any Company Entity participated or participates or with respect to which any Company Entity has any liability.

“ERISA Affiliate” means any Person that, under Code § 414(b), (c), (m) or (o), is or may be treated as a single employer along with the Company.

“Other Benefit Obligations” means all obligations, arrangements, agreements or customary practices or policies (including any Welfare Plan), whether or not legally enforceable, to provide benefits, other than salary, to present or former directors, agents, employees or independent contractors, or to individuals who provide or who have provided services to or with respect to the Company or the business conducted or to be conducted by the Company, including without limitation consulting agreements under which the compensation paid does not depend upon the amount of service rendered, leave policies, severance payment policies, and fringe benefits within the meaning of Code § 132, but excluding obligations, arrangements, agreements, practices and policies that are Company Plans.

“Plan” has the meaning given in ERISA § 3(3).

“Plan Sponsor” has meaning given in ERISA § 3(16)(B).

“Pension Plan” means any Company Plan that is subject to Title IV of ERISA, including without limitation any multiemployer pension plan (as defined in ERISA § 4001(b)(3)) that is currently or that has in the past been maintained or contributed to by any Company Entity.

“Qualified Plan” means any Company Plan that is intended to meet or that purports to meet the requirements of Code § 401(a).

“Welfare Plan” has the meaning given in ERISA § 3(1).

(b)   Schedule 4.11(b) contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Pension Plans or Qualified Plans. With respect to each Company Plan and Company Other Benefit Obligations, as applicable, the Company has delivered to Acquiror complete and accurate copies of: (i) all documents that set forth the terms of such Company Plan and Company Other Benefit Obligation, and of any related trust, including all governing plan documents, summary plan descriptions and individual agreements with employees, (ii) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required, (iii) the latest actuarial report with respect to each Pension Plan that is a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA), (iv) the latest financial statements, (v) the latest annual report (Form 5500), to the extent applicable, and (vi) the latest IRS determination letter issued with respect to each Qualified Plan.

(c)   Neither the Company nor any of its affiliates provide welfare benefits (including retiree health and life insurance or insurance-type-benefits) for any of their respective employees except as required by Section 4980B of the Code and similar state statutes.

(d)   With respect to Company Plans and Company Other Benefit Obligations, as applicable:

(i)    Each Company Entity has (A) made all contributions and paid all benefits which are required to be made or paid by such Company Entity on or prior to the Closing with respect to the Company Plans and Company Other Benefit Obligations, and (B) paid all Taxes with respect to the employment of all employees for the period through the Closing. Appropriate entries in the Financial Statements have been made for all material obligations and liabilities under such Company Plans and Company Other Benefit Obligations that have accrued but are not due as of the Closing. All Qualified Plans have been determined by the IRS to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a) and nothing has occurred that would adversely affect the qualification of any such plan. Each Company Plan and Company Other Benefit Obligation complies in all material respects with and has been administered in substantial compliance with, (i) the provisions of ERISA and the Code, (ii) all other applicable Laws, (iii) the terms of such Company Plan or Company Other Benefit Obligation, and (iv) the terms of any collective bargaining or collective labor agreements entered into by the Company. The Company has not received any written notice from any governmental authority questioning or challenging such compliance. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan or Company Other Benefit Obligation, and no litigation has been commenced or, to the Knowledge of the Company, is threatened with respect to any such Company Plan or Company Other Benefit Obligation.

(ii)   No statement, either written or oral, has been made to any Person, including any Employee (as defined in Section 4.17 hereof) with regard to any Company Plan or Other Benefit Obligation that was not in accordance with the Company Plan or Other Benefit Obligation and that, in the case of a written statement, could reasonably have a Material Adverse Effect or that could reasonably have a material adverse economic consequence to Acquiror.

(iii)        Other than claims for benefits submitted by participants or beneficiaries in the Ordinary Course of Business, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or threatened.

(iv)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Company Plan or Company Other Benefit Obligation; (ii) increase in any material respect any benefit otherwise payable under any Company Plan or Company Other Benefit Obligation; (iii) result in the acceleration in any material respect of the time of payment or vesting of any such benefits under any Company Plan or Company Other Benefit Plan; or (iv) result in any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan or Company Other Benefit Obligation.

(v)   None of the Company Plans or Company Other Benefit Obligations shall, from and after the Closing, impose or result in the imposition of any obligation on the Company, the Acquiror or any of Acquiror’s affiliates to provide any type or level of compensation or benefits to employees or other service providers of the Company. Each Company Plan or Company Other Benefit Obligation may be terminated at any time without imposition of a penalty or liability on the Company.

(vi)     The Company and its affiliates have complied in all respects with the provisions of the Worker Adjustment and Retraining Notification Act (“WARN”) with respect to any “mass layoff” or “plant closing” (as such terms are defined in WARN), and any comparable state statues and related regulations, effected or initiated by the Company or any such affiliate prior to the Closing.

4.12	Compliance with Legal Requirements; Governmental Authorizations.

(a)   The Company has complied in all material respects and is presently complying in all material respects with all applicable laws, rules or regulations to which it or its business is, or its operations, assets or properties are, subject and has not failed in any material way to obtain or adhere to the requirements of any Permit or other authorization necessary to the ownership of its assets and properties or to the conduct of the Company’s business. The Company has not received any notice of a violation or alleged violation of any such law, rule or regulation.

(b)   Except as set forth in Schedule 4.12(b), the Company has not received any notice or other communication (whether oral or written) from any governmental authority or any other person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any governmental authority, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any governmental authorization;

4.13	Legal Proceedings; Orders.

There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the Knowledge of the Company and Selling Shareholders, threatened or contemplated, by or against or affecting the Company or their respective assets or business or questioning the validity of this Agreement or the transactions contemplated hereby, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind. The Company and Selling Shareholders have no Knowledge of any condition or state of facts or the occurrence of any event that might reasonably form the basis of any such claim, liability or litigation. The Company nor any of its respective business or assets is a party to or subject to the provisions of any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority.

4.14	Absence of Certain Changes and Events.

Except as set forth on Schedule 4.14, since May 31, 2006, there has not been any transaction or occurrence in which the Company has:

(a)   suffered any change that would have a Material Adverse Effect on the operations, condition (financial or otherwise), liabilities, assets, or earnings of the Company or the Company’s business generally nor, to the Company’s and Selling Shareholders’ Knowledge, has there been any event that may reasonably be expected to have a Material Adverse Effect on any of the foregoing;

(b)   incurred any liabilities of any nature other than items incurred in the regular and ordinary course of business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business consistent with past practice;

(c)   paid, discharged, or satisfied any lien or liability other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice of liens or liabilities of the type reflected or reserved against in the Financial Statements or which were incurred since May 31, 2006 in the ordinary course of business consistent with past practice;

(d)   permitted, allowed, or suffered any of its assets or properties (real, personal or mixed, tangible or intangible) to be subjected to any lien;

(e)   canceled any debts or waived any claims or rights in excess of $10,000 individually or $25,000 in the aggregate;

(f)    disposed of or permitted to lapse any right to the use of any intellectual property owned by the Company or used in the Company’s business or disposed of or, to Company’s and Selling Shareholders’ Knowledge, disclosed to any Person not authorized to have such information any of such intellectual property not previously a matter of public knowledge or existing in the public domain;

(g)   made any material capital expenditure or commitment for additions to property, plant, equipment, intangible, or capital assets or for any other purpose, other than for emergency repairs or replacement;

(h)	incurred any Long-Term Liability;

(i)   paid, loaned, distributed or advanced any amounts to or sold, transferred, or leased any assets or properties (real, personal or mixed, tangible or intangible) to or purchased, leased, licensed, or otherwise acquired any assets or properties from, or entered into any other agreement or arrangement with (i) any Related Person of the Company, (ii) any corporation or partnership in which any Selling Shareholder is a Related Person, or (iii) any Person Controlling, Controlled By or Under Common Control With any such Related Person except for compensation not exceeding $10,000 and for routine travel advances to officers and employees;

(j)   sold, transferred, or otherwise disposed of any of its assets or properties except in the ordinary course of business consistent with past practice;

(k)   granted or incurred any obligation for any increase in the compensation of any officer or employee of the Company (including any increase pursuant to any Company Plan or Company Other Benefit Obligation or otherwise) except for raises to employees in the Ordinary Course of Business consistent with past practice, or adopted, modified or amended any Company Plan or Company Other Benefit Obligation to increase benefits provided thereunder or having the effect of increasing the cost thereof;

(l)    made any change in any method of accounting or accounting principle, practice, or policy;

(m)        suffered any casualty loss or damage in excess of $25,000 in the aggregate (whether or not insured against);

(n)   made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses in excess of $25,000 in the aggregate;

(o)   taken any other action which is not either in the Ordinary Course of Business and consistent with past practice or provided for in this Agreement;

(p)   amended any provision of its Charter Documents or changed any of its authorized or issued capital stock; or

(q)   agreed, so as to legally bind the Company whether in writing or otherwise, to take any of the actions set forth in this Section 4.14 and not otherwise permitted by this Agreement.

4.15	Contracts; No Defaults.

(a)   Except as listed and described on Schedule 4.15(a), the Company is not a party or subject to, and none of the Company’s assets is bound by or subject to, any of the following agreements, contracts, commitments or other arrangements, whether oral or written (“Contracts”):

(i)    Contract with any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant;

(ii)   Contract with any labor union or other Representative of employees;

(iii)        Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $10,000 or more;

(iv)        Contract to sell or supply products or to perform services, involving in any one case $10,000 or more;

(v)   Contract continuing over a period of more than six months from the date hereof or exceeding $10,000 in value;

(vi)	representative or sales agency Contract;

(vii)	lease under which it is either lessor or lessee;

(viii)      note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or commitment for the borrowing or lending of money (including, without limitation, loans to or from officers, directors or a Selling Shareholder or any of its Related Persons), agreement or arrangement for a line of credit or guarantee, pledge or undertaking in any manner whatsoever of the indebtedness of any other person;

(ix)	Contract for any charitable or political contribution;

(xi)	Contract for any capital expenditure in excess of $10,000;

(xii)       Contract limiting or restraining it from engaging or competing in any lines of business with any person, nor is any officer or employee of the Company subject to any such agreement;

(xiii)       license, franchise, distributorship or other Contract, including those which relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company; or

(xiv)	Contract not made in the Ordinary Course of Business.

(b)   Each Contract, lease and other document identified or required to be identified in Schedule 4.15(a) is in full force and effect and is valid and enforceable in accordance with its terms. There exists no actual or, to the Knowledge of the Company or Selling Shareholders, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to such Contracts that would reasonably be expected to have a Material Adverse Effect. The Company has delivered to Acquiror a true and correct copy of each such Contract.

(c)   With respect to the Contracts, leases and other documents listed in Schedule 4.15(a):

(i)    the Company, is, and has been, in compliance with all terms and requirements thereof; and

(ii    each other Person that has or had any obligation or liability thereunder is, and has been, in compliance with all terms and requirements thereof.

4.16	Insurance.

(a)   The Company, its assets and properties and its employees are insured under various policies of general liability and other forms of insurance as stated on Schedule 4.16. Schedule 4.16 contains a true and complete description of all insurance coverage currently in effect with respect to the Company, and its respective business and properties, together with a description of all claims made with respect to such coverage since inception.

(b)   There is no default under any such coverage, nor has there been any failure to give any notice or present any claim under any such coverage in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums, and there are no provisions under such insurance coverage of the Company for retroactive or retrospective premium adjustments. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such coverage has been received by the Company. The Company has not been refused any insurance with respect to its business by any insurance carrier to which it has applied for insurance or with which it has carried insurance during its existence. There are no outstanding requirements or recommendations by any current insurer or underwriter of the Company, which require or recommend changes in the conduct of its business, or require any repairs or other work to be done with respect to any of the Company’s assets, properties or operations.

4.17	Employees.

(a)   Schedule 4.17 contains a list of all employment, confidentiality, non-competition or non-solicitation agreements to which the Company and any employee are a party (and copies of the same have been delivered to Acquiror) and a complete and accurate list of the following information for each current employee of the Company, including part-time employee and each employee on leave of absence or layoff status (each an “Employee”): name of entity for which services are provided; name of Employee; job title; date of hire; and current compensation, including salary, wages, bonus, accrued vacation and other remuneration. Except as set forth on Schedule 4.17, none of the persons engaged in the business is an independent contractor or has been treated as an independent contractor by the Company within the past five (5) years. The Company has complied in all material respects with all Tax withholding, Tax reporting, and other similar obligations with respect to each person engaged in the business by the Company.

(b)   No Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, between such Employee and any other Person that in any way adversely affects or will affect: (i) the performance of its duties as an Employee of the Company; or (ii) the ability of the Company to conduct its business. To the Company’s and Selling Shareholders’ Knowledge, no officer or key Employee of the Company intends to terminate his or her employment with the Company.

(c)   None of the Employees are represented by a union or other labor organization, and neither the Company is a party to any collective bargaining or other labor agreement with respect to any Employee or the business conducted by the Company. To the Knowledge of the Company and Selling Shareholders, no union or labor organization is seeking to organize or represent any of the Employees. None of the Employees is under investigation or the subject of any claim or litigation asserting that such Employee has engaged in improper conduct in the course of such person’s employment by the Company or with respect to the Company’s business, including without limitation any investigation, claim or litigation relating to sexual harassment, employment discrimination or unlawful conduct.

(d)   The Company has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

4.18	Intellectual Property.

The Company owns or has valid rights to use the trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its respective businesses as now being conducted. All of the Company’s licenses to use software programs are current and have been paid for the appropriate number of users. Each registered trademark, trade name, copyright and patent owned by the Company and necessary for the conduct of their business on the date hereof, and each license to use any registered trademark, trade name, copyright, patent or computer software program necessary for the conduct of their business on the date hereof is listed on Schedule 4.18. To the Knowledge of the Company and Selling Shareholders, the Company is not infringing on any trademark, trade name, domain names, copyright, patent or other intangible property right or any registration thereof or application pending which is necessary for the conduct of their business on the date hereof.

4.19	Certain Payments.

Neither the Company nor any Representative of the Company, nor any other Person associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any law, rule or other governmental order or regulation; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.20	Brokers.

The Company and Selling Shareholders and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage fees, finders’ fees, agents’ commissions or other fees, commissions or payments in connection with this Agreement or the transactions contemplated hereby.

4.21	Relationships with Related Persons.

Except as set forth on Schedule 4.21, none of the Selling Shareholders nor any Related Person of any Selling Shareholder has had any interest in any property used in or pertaining to the businesses of the Company. None of the Selling Shareholders nor any Related Person of any Selling Shareholder is a party to any Contract with, nor has any claim or right against, the Company. The Company, nor any Selling Shareholder, nor any officer, supervisory employee or director of the Company or to the Knowledge of the Company and Selling Shareholders, any of their respective Related Persons, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another capacity of, any competitor of the Company or any organization that has a Contract or arrangement with the Company.

4.22	Disclosure.

Neither this Agreement nor any statement contained in any certificate, Exhibit, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, Acquiror pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

4.23	Privacy of Customer Information.

The Company has not used nor currently uses any of the consumer or customer information that it has received or currently receives in an unlawful manner, or in a manner contrary to the Company’s privacy policy, the privacy rights of its consumers or customers. The Company has not collected any customer information in an unlawful manner or in violation of its privacy policy. The Company has industry standard commercially reasonable security measures in place to protect the consumer or customer information it receives and which it stores in its computer systems from illegal use or access by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

4.24	Customer Relations.

The Company has not received any notice of a threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company, or the business of the Company, with any customer or supplier or any group of customers or suppliers whose purchases, products or services provided to the Company’s business or customers are individually or in the aggregate material to the business, financial condition, operations or affairs of the Company and, to the Company’s and Selling Shareholders’ Knowledge, there exists no present condition or state of fact or circumstances that would have a Material Adverse Effect or prevent the Company from conducting such business relationships or such business with any such customer or supplier or group of customers or suppliers in the same manner as heretofore conducted by the Company.

4.25	Real Property.

The Company owns no real property. Schedule 4.25(a) contains a true, correct and complete list of all real property leases and subleases (including, without limitation, all modifications, extensions or amendments thereto) under which the Company is tenant or subtenant (as so modified, extended or amended, the “Real Property Leases”). True and complete copies of all Real Property Leases have been delivered to Acquiror. To the Company’s and Selling Shareholders’ Knowledge, the Real Property Leases are subject to no Encumbrances, are in full force and effect and are enforceable in accordance with their respective terms. Subject to the terms of the respective Real Property Leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to each parcel of leased real property for the full term of the respective Real Property Lease. The Company, nor any Selling Shareholder has assigned, pledged, hypothecated or otherwise transferred any Real Property Lease. The Company has sublet all or any portion of any leased real property and the Company is in full possession thereof. No landlord or tenant under any Real Property Lease has exercised any option or right to (i) cancel or terminate such Real Property Lease or shorten the term thereof, (ii) lease additional premises, (iii) reduce or relocate the premises demised by such Real Property Lease or (iv) purchase any property. Except as set forth on Schedule 4.25(b), each Real Property Lease was negotiated at arms length and none of the Selling Shareholders or the Company or any affiliate of any of the forgoing are affiliated with any landlord under any Real Property Lease. There are no disputes under any Real Property Lease. Each Real Property Lease is the only document between the applicable parties thereto with respect to the subject matter thereof. No security deposit under any Real Property Lease has been utilized by any landlord and the full amount of any security deposit required under the applicable Real Property Lease is on deposit. The Company is not a party to any oral lease of real property. None of the Company, or any Selling Shareholder owes or will owe any brokerage commissions or finders fees with respect to any Real Property Lease or any renewal or extension thereof or the exercise of any right or option thereunder.

4.26	Environmental, Health and Safety Matters.

The Company is in compliance with all applicable laws relating to pollution, protection of health and the environment and occupational safety and health (“Environmental Laws”) in all material respects. The Company holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect, and are is compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by the Company or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to the Company. The Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to the Company. The Company has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect. There are no past, pending or threatened claims under Environmental Laws against the Company and the Company is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against the Company pursuant to Environmental Laws.

4.27	Payment and Condition of Indebtedness.

Schedule 4.27 sets forth the parties to and the total amount outstanding (separately identifying any prepayment penalties) of each Long-Term Liability of the Company. Except for Current Liabilities and Long-Term Liabilities set forth on the Pro Forma Balance Sheet, all indebtedness owed to the Company by any Person has been paid in full or will be paid in full as of the Effective Time. Schedule 4.27 identifies all Long-Term Liabilities that will accelerate and become due upon consummation of the transactions contemplated herein or that provide for penalties if paid prior to maturity.

4.28	State Takeover Laws.

The Company has taken all necessary action to comply with or, if applicable, exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “fair price,” “business combination,” “control share,” or other anti-takeover laws.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS

Each Selling Shareholder, as applicable, severally, but not jointly, represents and warrants to Acquiror as follows:

5.1	Authority; No Conflict.

(a)   Each Selling Shareholder has all necessary power and authority to execute and deliver this Agreement and the Closing Documents, and to perform their obligations under this Agreement and the Closing Documents, and no other action on the part of any Selling Shareholder is required in connection therewith. This Agreement has been duly executed and delivered by each Selling Shareholder and constitutes the legal, valid, and binding obligation of each Selling Shareholder, enforceable against each Selling Shareholder in accordance with its terms.

(b)   The execution, delivery and performance of this Agreement or the Closing Documents will not contravene or violate: (i) any law, rule or regulation to which any Selling Shareholder is subject; or (ii) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any Selling Shareholder; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, or result in the creation of any pledge, lien, encumbrance, claim or other charge thereon of any kind under, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which any Selling Shareholder is a party or otherwise bound or affected or by which any of the assets or properties of any Selling Shareholder may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of any Selling Shareholder thereunder. No authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement or the Closing Documents by any Selling Shareholder other than in connection or compliance with the provisions of the Securities Laws.

5.2	Ownership of Shares.

(a)   Each Selling Shareholder is the owner of all right, title and interest (legal and beneficial) in and to that number of shares of Company Common Stock set forth next to his or her name on Schedule I, free and clear of all Encumbrances, claims and other charges thereon of every kind, including, without limitation, any agreements, subscriptions, options, warrants, calls, commitments or rights (contingent or otherwise) of any character granting to any Person any interest or right to acquire from any Selling Shareholder at any time any such shares owned. Each Selling Shareholder has approved the Merger in accordance with applicable law and no Selling Shareholder is entitled to dissenters’ or appraisal rights related to the Merger.

5.3	Investment and Securities Matters.

(i)    Each Selling Shareholder acknowledges and understands that (i) the issuance of the Common Stock will not be registered under the Securities Act or any other applicable Securities Laws; (ii) the issuance of the Common Stock is intended to be exempt from registration under the Securities Act and any other applicable Securities Laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act promulgated thereunder, and, therefore, the Common Stock cannot be resold unless registered under the Securities Act and any other applicable Securities Laws or unless an exemption from registration is available.

(ii)   Each Selling Shareholder acknowledges that Acquiror and their advisors will rely on the representations and warranties of such Selling Shareholder contained in this Section 5.3 for purposes of determining whether the issuance of the Common Stock is exempt from registration under the Securities Act and any other applicable Securities Laws.

(iii)   Each Selling Shareholder understands that the Common Stock will be characterized as “restricted securities” under the Securities Act. Each Selling Shareholder represents that such Selling Shareholder is familiar with Rule 144 promulgated under the Securities Act.

(iv)   Each Selling Shareholder is acquiring the Common Stock solely for its own account for investment purposes and not with a view toward any distribution, except as permitted under applicable Securities Laws.

(v)    Each Selling Shareholder has reviewed the Charter Documents of Acquiror, and any other documents reasonably requested by such Selling Shareholder for review, and has been afforded an opportunity to ask questions regarding the same.

(vi)    Each Selling Shareholder (i) has the financial ability to bear the economic risk of the investment in the Common Stock, (ii) has adequate means for providing for his or its current needs and contingencies, (iii) has no need for liquidity with respect to the investment in the Common Stock, and (iv) can afford a complete loss of the investment in the Common Stock at this time and in the foreseeable future.

(vii)   Each Selling Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Stock and of making an informed investment decision with respect thereto.

(viii)    Each Selling Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company and to the Selling Shareholders as follows:

6.1	Organization and Good Standing.

Acquiror is a corporation duly organized, validly existing and in good standing under the laws of California. Acquiror has full power and authority and possesses all Permits and approvals necessary to conduct its business as it has been, is currently or is proposed to be conducted, to own, lease and use its properties and assets, and to perform all its obligations under its Contracts, except for those Permits and approvals, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

6.2	Authority; No Conflict.

(a)   This Agreement has been duly executed and delivered by Acquiror and constitutes the legal, valid, and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms. Acquiror has all necessary power and authority to execute and deliver this Agreement and the Closing Documents, and to perform its obligations under this Agreement and the Closing Documents.

(b)   The execution, delivery and performance of this Agreement or the Closing Documents will not contravene or violate: (i) any law, rule or regulation to which Acquiror is subject; (ii) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Acquiror or (iii) the Charter Documents of Acquiror; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, or result in the creation of any pledge, lien, encumbrance, claim or other charge thereon of any kind under, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which Acquiror is a party or otherwise bound or affected or by which any of the assets or properties of Acquiror may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of Acquiror thereunder. No authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement or the Closing Documents by Acquiror other than in connection or compliance with the provisions of the Securities Laws.

6.3	Capital Stock.

All of the issued and outstanding shares of Acquiror capital stock are, and all of the shares of Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Acquiror’s capital stock has been, and none of the shares of Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Acquiror.

6.4	Compliance with Legal Requirements; Governmental Authorizations.

(a)   Acquiror has complied in all material respects and is presently complying in all material respects with all applicable laws, rules or regulations to which it or its business is, or its operations, assets or properties are, subject and has not failed in any material way to obtain or adhere to the requirements of any Permit or other authorization necessary to the ownership of its assets and properties or to the conduct of its business. Acquiror has not received any notice of a violation or alleged violation of any such law, rule or regulation.

(b)	Except as set forth in Schedule 6.4(b):

(i)    Acquiror has not received any notice or other communication (whether oral or written) from any governmental authority or any other person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any governmental authority, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any governmental authorization; and

(ii)   all applications required to have been filed for the renewal of its permits have been duly filed on a timely basis with the appropriate governmental agents, and all other filings required to have been made with respect to such permits have been duly made on a timely basis with the appropriate governmental authorities.

6.5	Legal Proceedings; Orders.

Except as set forth on Schedule 6.5, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the Knowledge of the Acquiror, threatened or contemplated, by or against or affecting Acquiror or Acquiror which question the validity of this Agreement or the transactions contemplated hereby, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind.

6.6	Authority of Acquiror.

Acquiror is a corporation organized, validly existing and in good standing under the laws of the State of California. Acquiror has the power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acquiror. This Agreement represents a legal, valid, and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

ARTICLE 7
OTHER AGREEMENTS

7.1	Publicity.

Except as may be required by law, no Selling Shareholder, Acquiror, the Company nor any of their subsidiaries will engage in, encourage or support any publicity, announcements or disclosure of any kind or form in connection with the proposed transaction unless Acquiror consents in advance as to the form, timing and content of any public announcement or disclosure.

7.2	Operational Covenants of Company Pending Closing of the Merger

(a)    Cooperation. Company and each Selling Shareholder shall cooperate with Acquiror and provide all additional materials and documents reasonably requested by Acquiror in connection with its due diligence.

(b)    Access. Company and each Selling Shareholder shall permit Acquiror and its representatives to have reasonable access to, and to examine and make copies of the books and records of Company for purposes of conducting due diligence.

(c)    Notices and Consents. Company will obtain all required consents necessary to consummate the transactions contemplated herein, which shall include, but not be limited to, obtaining the necessary third-party consents to consummate the transactions contemplated herein.

(d)    Preservation of Business. Company will use its best efforts keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)    Operation of Business. Without the prior written consent of Acquiror, or as provided for in the Assignment and Interim Operating Agreement, Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Company will not engage in any activity or take any actions that could have a Material Adverse Effect on the business of Company. Without limiting the generality of the foregoing:

(1)    Company will not authorize or effect any change of its Charter Documents;

(2)    Company will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(3)    Company will not split, combine, subdivide or reclassify any Company's common stock;

(4)    Except for the transactions contemplated herein, Company will not make any acquisition by merger, consolidation or otherwise, or material disposition of inventory, supplies and products, of assets or securities, or permit any assets to become subject to any material lien, or encumbrance;

(5)    Company will not pay or agree to pay or accelerate the payment of any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Plans and Company Other Benefit Obligations;

(6)    Company will not declare, set aside, or pay any dividend or distribution with respect to its capital stock or registered capital (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

(7)    Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

(8)    Company will not impose any Encumbrance upon any of its assets;

(9)    Company will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

(10)        Company will not make any changes in employment terms, including any increases in compensation, grants of severance payments, for any of its directors, officers, and employees;

(11)        Company will not hire any employees outside the Ordinary Course of Business;

(12)        Company will not make or effect any corporate or operational changes;

(13)        Company will not transfer any of its assets without the prior written consent of Acquiror;

(14)        All outstanding employment offers will have been rescinded or otherwise withdrawn without any Material Adverse Effect to the business Company without any outstanding obligations remaining;

(15)        Company will not undertake any Material new business opportunity;

(16)        Company will not make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

(17)        Company will not pay, prepay or discharge any liability or fail to pay any liability when due;

(18)        Company will not write-off or write-down any assets of the Company;

(19)        Company will not make any changes in its accounting methods or practices or revalue its assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

(20)        Company will not take any actions that would make any representation and warranty of the Company hereunder inaccurate in any Material respect at the Effective Time; and

(21)        Company will not authorize any, or commit or agree to take any of, the foregoing actions.

7.3	Certain Tax Matters.

(a)   Preparation of Tax Returns. The Shareholders’ Representative shall prepare or cause to be prepared, at the cost of the Selling Shareholders, at least 30 days prior to their due date, all Tax Returns for the Company ending on or prior to the Effective Time, including the Tax Returns for the taxable period beginning January 1, 2006 and ending with the Effective Time (together with all other Tax Returns for periods ending on or prior to the Effective Time, the “Pre-Closing Tax Returns”). Except to the extent otherwise required by Law, such Pre-Closing Tax Returns shall be prepared on a basis consistent with the past practices of the Company. Within 30 days prior to their due date, the Shareholders’ Representative shall provide Acquiror with a copy of such Tax Returns for Acquiror’s review, and shall make such changes to the Tax Returns as are requested by Acquiror. The Shareholders Representative shall file or cause to be filed such Tax Returns reflecting Acquiror’s comments and changes.

(b)   Cooperation on Tax Matters. The Surviving Company and each Selling Shareholder shall cooperate fully, to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns and in the course of any audit or other administrative or judicial proceeding with respect to Taxes. Each Selling Shareholder shall provide Acquiror upon request all information that may be required by Acquiror to report pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder.

(c)   Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Selling Shareholders when due, and the Shareholders’ Representative will, at the expense of the Selling Shareholders, file all necessary Tax Returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, Acquiror will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

7.4	Reserved.

7.5	State Takeover Laws.

The Company shall take all necessary steps to comply with or exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

7.6	Employee Benefits.

Each Company Plan and Company Other Benefit Obligation shall be terminated as of the Effective Time, and Acquiror shall provide benefits to employees who continue to be employed by the Surviving Company following the Closing in accordance with benefit plans maintained by Acquiror or its affiliates.

7.7	Release of Claims.

In consideration of the transactions contemplated by this Agreement and effective upon the Effective Time, each Selling Shareholder agrees, on behalf of itself and its successors and assigns, now and forever, to release and discharge the Company and its affiliates, officers, directors, shareholders, employees, agents, attorneys, successors and assigns from any and all liabilities, claims, charges, allegations, actions, causes of action, sums of money due, suits, debts, contracts, agreements, promises and demands whatsoever, in law or in equity, whether known or unknown, which any Selling Shareholder may now have or may later claim to have had arising out of anything that has occurred up through the Effective Time, as a result of such Selling Shareholder’s relationship with the Company as a director, officer, employee or shareholder of the Company.

7.8	Independent Financial Audit.

Selling Shareholders shall provide Acquiror and the Company with all records, information and supporting documentation for the Company’s financial transactions from the Company’s inception, in order to facilitate an audit of the financial records of the Company by an independent public accountant in accordance with GAAP before the Closing Date, including any necessary onsite inspections of DSCI or Company premises. Selling Shareholders shall provide assistance as requested by Acquiror and the Company in facilitating such audit and Selling Shareholders’ contact for such matters shall be James M. Underwood, or his designee.

7.9	Future Franchise Territories and Photo-Voltaic Equipment Supplies.

(a)   The Acquiror represents that it has the resources and expertise and intends to establish a photo-voltaic products and services franchise system that will facilitate expanding and financing of the Acquiror’s vertically integrated photo-voltaic business following the Merger. The Acquiror intends to offer James M. Underwood and Ronald H. Stickney the right to acquire standard franchise territories for three territories comprising that geographic area that is north of, and not including Sacramento, California, in California, including the Marysville/Yuba City, Chico/Oroville and Redding metropolitan areas as the primary franchise territory hubs (the “Future Franchise Territories”). There will be no fees or costs to Mr. Underwood and Mr. Stickney to acquire such standard franchises. This right to a franchise license is personal to Mr. Underwood and Mr. Stickney and not transferable or delegable to third parties except to a company in which either jointly or individually are the majority owner.

(b)   Pending Acquiror’s offering of the intended franchise licenses for up to three (3) areas within the herein described geographic territory, the Acquiror shall provide the affected Shareholders, or the entity or entities to operate as PV system installers within these areas, access to Acquiror’s PV panels and related system equipment on “preferred client” price and volume terms on mutually agreed upon payment terms.

(c)   For all PV installation work secured by DRCI or SPI within the Future Franchise Territories, DSCI shall have a right of first refusal to sub-contract for such work, upon entering into a mutually acceptable sub-contractor agreement.

ARTICLE 8
CONDITIONS PRECEDENT TO ACQUIROR’S OBLIGATIONS

The obligations of Acquiror under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

8.1	Third-Party Consents.

All consents, approvals, transfers, permissions, waivers, orders and authorizations of (and all filings or registrations with) all courts, governmental agencies and bodies which are required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and made and delivered to Acquiror. All consents, approvals, waivers and authorizations required for the consummation of the Merger, the preventing of any default under any Contract or Permit or the assignment of any Contract or Permit shall have been obtained and made and delivered to Acquiror.

8.2	Director and Officer Resignations; Books and Records

The Company shall have delivered to Acquiror the written resignations of all the directors and officers of the Company effective as of the Closing and shall cause to be delivered to Acquiror and the Company all minute books, stock record books, books of account, corporate seals, and other documents, instruments and papers belonging to the Company.

8.3	Other Agreements.

(a)   Each Selling Shareholder shall have executed and delivered a power of attorney authorizing Acquiror to transfer from such Selling Shareholder to Acquiror all or any portion of the shares of Company Common Stock held on the books and records of the Company in the name of such Selling Shareholder, as applicable.

(b)   Each Selling Shareholder shall have delivered to Acquiror a letter in a form satisfactory to Acquiror to the effect that such Selling Shareholder is an “accredited investor” as that term is defined by Rule 501(a) of Regulation D under the Securities Act, and Acquiror shall be satisfied in its sole discretion that each Selling Shareholder will qualify as an accredited investor at the Effective Time.

(c)   The Company shall have delivered evidence reasonably satisfactory to Acquiror of the termination and/or non-existence of any and all Encumbrances on the assets of the Company being transferred to the Surviving Company upon the Merger.

(d)   The Company shall have also delivered such other documents as Acquiror may reasonably request to otherwise facilitate the consummation or performance of any of the transactions contemplated herein.

8.4	Certified Documents.

Acquiror shall have received the following documents: a certificate executed by the Secretary of the Company certifying as of the Effective Time (i) a true and correct copy of the resolutions duly adopted by the Board of Directors of the Company authorizing the transactions set forth herein, (ii) the Articles of Incorporation of the Company, as amended, certified as of a recent date by the Secretary of State of the State of California, (iii) a copy of the Bylaws of the Company, as amended, (iv) a certificate of status, good standing or existence with respect to the Company from the Secretary of State of California and of each state in which the Company is qualified to do business, dated as of a recent date and (v) the incumbency and authority of the officers signing this Agreement on behalf of the Company;

8.5	Shareholder Approval.

All of the shares of Company Common Stock shall have been voted in favor of the Merger.

8.6	Legal Proceedings.

No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts in a material and fundamental manner or makes illegal the consummation of the transactions contemplated by this Agreement.

8.7	Representations and Warranties.

The accuracy of the representations and warranties of the Company and the Selling Shareholders set forth in this Agreement shall be assessed as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Articles 4 and 5 shall be true and correct in all respects. The Company and each Selling Shareholder shall deliver to Acquiror a certificate dated as of the Closing to the effect contemplated by this Section 8.7.

8.8	Performance of Agreements and Covenants.

Each and all of the agreements and covenants of the Company and each Selling Shareholder to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects. The Company and each Selling Shareholder shall deliver to Acquiror a certificate dated as of the Closing to the effect contemplated by this Section 8.8.

8.9	No Material Adverse Effect.

Since December 31, 2005, there shall not have occurred, and there shall not be continuing, a Material Adverse Effect with respect to the Company and the business of the Company.

8.10	Independent Financial Audit.

The Company shall have completed an independent financial audit in accordance with GAAP and provided to the Acquiror, such audit report by an independent public accountant.

8.11	No Material Adverse Effect.

The Selling Shareholders shall have entered into the Restricted Covenant Agreement.

8.12	Opinion of Counsel.

Acquiror shall have received the opinion of James M. Underwood, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

8.13	Insurance.

The Company shall have obtained all insurance necessary to operate its business, including without limitation, general liability, workers compensation, errors and omission, property and hazardous insurance, and provided copies of the policies thereof to the Acquiror.

8.14	Tax Liability.

The Company shall file its 2005 federal and state tax returns and pay any taxes due thereon prior to the Closing Date.

ARTICLE 9
CONDITIONS PRECEDENT TO THE COMPANY’S AND EACH SELLING SHAREHOLDER’S OBLIGATIONS

The obligations of the Company and each Selling Shareholder under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

9.1	Third-Party Consents.

All consents, approvals, transfers, permissions, waivers, orders and authorizations of (and all filings or registrations with) all courts, governmental agencies and bodies which are required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and made and delivered to the Company. All consents, approvals, waivers and authorizations required for the consummation of the Merger, the preventing of any default under any Contract or Permit or the assignment of any Contract or Permit shall have been obtained and made and delivered to the Company.

9.2	Representations and Warranties.

The accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement. Acquiror shall have delivered to the Company a certificate dated as of the Closing to the effect contemplated by this Section 9.2.

9.3	Performance of Agreements and Covenants.

Each and all of the agreements and covenants of Acquiror to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects. Acquiror shall have delivered to the Company a certificate dated as of the Closing to the effect contemplated by this Section 9.3. Acquiror shall have also delivered such other documents as the Company may reasonably request to otherwise facilitate the consummation or performance of any of the transactions contemplated herein.

9.4	Financing.

Acquiror shall have secured the necessary financing to satisfy its obligations as contemplated by the Merger.

9.5	DSCI Debt.

Acquiror shall have fully satisfied the Company’s debt to DSCI in that amount stated and resulting in the Upfront Consideration adjustment provided for in Section 3.5(c).

ARTICLE 10
INDEMNIFICATION

10.1	Indemnification and Payment of Damages by Selling Shareholders.

From and after the Closing (and subject to the limitations on survival as provided herein) each Selling Shareholder shall jointly and severally indemnify and hold harmless Acquiror, the Surviving Company, and each of their respective subsidiaries, Representatives, stockholders, affiliates, directors, officers and employees (collectively, the “Indemnified Parties”) for, and shall pay to the Indemnified Parties up to the amount of One Million Five Hundred Thousand Dollars ($1,500,000), any loss, liability, claim, damage, action, suit, proceeding, demand, deficiency, adjustment, settlement payment, cost and expense (including costs of investigation, costs of Tax audits and defense and reasonable attorneys’ fees), suffered or incurred, whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly resulting from or arising out of:

(a)   any breach of any representation or warranty made by the Company or by any Selling Shareholder in this Agreement or any certificate or other writing delivered by or on behalf of any Selling Shareholder, or the Company in connection herewith;

(b)   any nonfulfillment or breach of any covenant of the Company or any Selling Shareholder set forth in this Agreement or any certificate or other writing delivered by or on behalf of the Company, or any Selling Shareholder in connection herewith; provided that liability arising from the breach of a covenant to be performed by a particular individual shall be several, and not joint, with respect to such individual;

(c)   any claim against or relating to the Company, whether asserted, instituted, or commenced prior to or after the date hereof, for damages suffered by reason of or resulting from the operation of the business or ownership of the Company prior to or at the Closing, including without limitation, any liability for any ERISA or benefit plan liabilities (including liabilities with respect to any Company Plan or Company Other Benefit Obligation) arising from any event or transaction at or prior to the Closing, including any liability for error and omission claims against the Company for acts or omissions occurring on or before the Closing, subject to the limits set forth in Section 10.7, and including any liability for any retroactive or retrospective premium adjustments under the Company’s insurance policies;

(d)   for any and all amounts by which the Lost Revenue Deduction exceeds the Earnout Payment;

(e)   all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Effective Time and the portion through the end of the Effective Time for any taxable period that includes (but does not end on) the Effective Time (the “Pre-Closing Tax Period”), including any increase in Taxes due to the unavailability or denial of any loss or deductions claimed by the Company, and including any liability for Taxes related to the employment of any employees or other individuals with the Company through the Closing, but excluding Taxes that may be owed by the Company or the Surviving Company resulting from the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, or any analogous provision of state or local law subject to Section 10.1(f). Selling Shareholders shall reimburse the Surviving Company for any Taxes described in this Section 10.1(e) within ten (10) business days after payment of such Taxes by the Surviving Company, Acquiror or its affiliates. In the case of any taxable period that includes (but does not end on) the Effective Time (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Time (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Effective Time and the denominator of which is the number of days in such Straddle Period;

(f)	any claim arising from the consummation of the transactions contemplated herein.

10.2	Indemnification and Payment of Damages by Surviving Company.

Surviving Company will indemnify and hold harmless Selling Shareholders, and will pay to the Shareholders Representative up to the amount of One Million Five Hundred Thousand Dollars ($1,500,000) of any Damages directly or indirectly resulting from or arising out of:

(a)   any breach of any representation or warranty made by Acquiror in this Agreement; and

(b)   any nonfulfillment of any covenant or agreement of Acquiror set forth in this Agreement or any certificate or other writing delivered by or on behalf of Acquiror in connection herewith.

10.3	Survival of Representations and Warranties.

All representations, warranties, and obligations in this Agreement, the Schedules, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of two years after the Closing and shall terminate thereafter and be of no further force and effect; provided, however, that (a) all representations and warranties relating to Taxes, Tax Returns or ERISA matters of the Company, or relating to any Company Plan, Company Other Benefit Obligation or Other Benefit Obligation, including without limitation, Sections 4.10 and 4.11, shall survive the Closing until sixty (60) days after the expiration of applicable statutes of limitation plus any extensions or waivers thereof, (b) a claim with respect to Section 10.7 or a claim for indemnification or reimbursement under Section 10.1(c), (d), or (e) above may be made at any time, (c) any representation or warranty as to which a claim shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled and (d) any covenants which expressly (or by implication of their terms) provide for obligations extending more than two years after the Closing (such as Selling Shareholders’ obligations under the Restrictive Covenant Agreement) shall remain outstanding until the obligations have been satisfied by their terms.

10.4	Limitations on Liability.

Except as otherwise provided in Section 10.5 of this Agreement, Selling Shareholders shall not be liable to any Indemnified Party under Section 10.1(a) hereof for any breach of any representation or warranty until the amount for which it would otherwise (but for this provision) be liable to any or all Indemnified Parties for all such breaches exceeds in the aggregate $20,000 (the “Deductible”), at which time Selling Shareholders shall be obligated to indemnify the Indemnified Parties for all losses or Damages to the first dollar without regard for the Deductible. Acquiror will not have any liability to any Selling Shareholder under Section 10.2 for any breach of any representation or warranty until the Deductible is met with respect to any Damages of the Selling Shareholders for all losses or Damages to the first dollar, without regard to the Deductible.

10.5	Exceptions to Limitations.

Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any Indemnified Party or Selling Shareholder has, or might have, at law, in equity or otherwise, against any party based on such party’s willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant set forth herein.

10.6	Indemnification Procedure.

(a)   For purposes of this Section 10.6, any notice to be delivered to a Selling Shareholder shall be deemed to be delivered to such Selling Shareholder when delivered to the Shareholders’ Representative.

(b)   Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it, including such claim and/or process and all legal pleadings in connection therewith, such indemnified party will give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is Materially prejudiced by the indemnified party’s failure to give such notice.

(c)   If any proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party. If the indemnifying party assumes the defense of a proceeding: (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party; provided, however, that such compromise or settlement shall not, unless consented to in writing by such indemnifying party, which shall not be unreasonably withheld, be conclusive as to the liability of such indemnifying party to the indemnified party.

(d)   Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may Materially and adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, and provided further, that such settlement or compromise shall not, unless consented to in writing by such indemnifying party, which shall not be unreasonably withheld, be conclusive as to the liability of such indemnifying party to the indemnified party.

(e)   A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.7	Errors and Omissions.

In the event of any liability for error and omission claims brought against an Indemnified Party for acts or omissions occurring on or before the Closing, the loss shall be recovered as follows:

(a)   from the error and omissions insurance policy of the Company of such loss; provided, however, that any deductibles required to be paid under such policy shall be charged against the revenue of the Surviving Company for purposes of the Earn Out Payment calculation;

(b)   the excess loss, if any, shall be offset against the Earnout Payment set forth in Section 3.6 to the extent not yet paid to the Selling Shareholders; and

(c)   the excess loss, if any, shall become the personal liability of Selling Shareholders subject to indemnification by the Selling Shareholders hereunder without regard to any Deductible described herein.

10.8	Right to Indemnification Not Affected by Knowledge.

The right to indemnification, payment of Damages or other remedy based on breaches of representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.9	Set Off.

Acquiror may, at Acquiror’s election, withhold and set off against any portion of the Earnout Payment to be paid by Acquiror to the Selling Shareholders the amount of any indemnification due and owing hereunder.

ARTICLE 11
SHAREHOLDER REPRESENTATIVE

11.1	Appointment.

James M. Underwood is hereby irrevocably appointed, with full power and authority to act alone and with full power of substitution, to act for all purposes with respect to all matters relating to or arising out of this Agreement or the Merger, including with respect to any claim (indemnification or otherwise) of any party, or any other matter, arising under and in accordance with Article 11 on behalf of Selling Shareholders. All actions required or permitted to be approved by, and taken by, the Shareholders’ Representative shall be final and binding upon the Selling Shareholders and their respective successors, heirs and representatives including without limiting the generality of the foregoing, with regard to all notices received by, agreements and determinations made by, documents executed and delivered by, or other actions or omissions of the Shareholders’ Representative with respect to any such claim or other matter.

11.2	Acceptance.

By executing and delivering this Agreement, the Shareholders’ Representative hereby (1) accepts his appointment and authorization to act as Shareholders’ Representative in accordance with the terms of this Agreement and (2) agrees to perform his obligations under this Agreement.

11.3	Successor.

This appointment shall terminate and be of no further force and effect with respect to the Shareholders’ Representative, upon the earlier to occur of (i) the resignation of such Shareholders’ Representative, which resignation shall be preceded by 30 days notice to Acquiror and the Surviving Company, or (ii) the death or permanent disability of such Shareholders’ Representative. Upon the resignation, termination, death or permanent disability of any Shareholders’ Representative, the Selling Shareholders shall elect a new Shareholders’ Representative. No resignation of such sole Shareholders’ Representative shall be effective until a successor has been appointed.

11.4	Liability.

The Shareholders’ Representative shall have no liability to Selling Shareholders for actions or omissions taken or suffered in good faith.

11.5	Reliance.

Acquiror, the Surviving Company and any Indemnified Party hereunder may rely conclusively on all notices received from, agreements and determinations made by, documents executed and delivered by, or other actions or omissions of the Shareholder Representative.

ARTICLE 12
GENERAL PROVISIONS

12.1	Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, whether consummated or not, including all fees and expenses of any Representatives of the parties (collectively, “Transaction Expenses”). Without limiting the foregoing, all expenses incurred or owed by Selling Shareholders or the Company shall be borne by the Company or Selling Shareholders.

12.2	Notices.

All notices, requests, consents, waivers, approvals, demands and other communications required or permitted under this Agreement must be in writing and delivered personally or sent by overnight delivery, by registered or certified mail, postage prepaid, or by facsimile, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

To Company:

Dale Renewable Consulting, Inc.
2727 Churn Creek Road, Suite A
Redding, California 96002
Attn: James M. Underwood
Facsimile: (530) 222-2543

To Selling Shareholders (the address as provided on the signature page)

To Acquiror or the Surviving Company:

Solar Power, Inc.
4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
Attn:  Stephen Kircher
Facsimile: (916) 789-7411

with a copy to:

David C. Adams
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, California 95814
Facsimile: (916) 442-3442

12.3	Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.4	Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.5	Entire Agreement and Modification.

This Agreement supersedes all prior written or oral agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement or delivered pursuant to this Agreement, including, without limitation, the Restrictive Covenant Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement duly executed by each of the parties hereto and in accordance with CGCL, as applicable.

12.6	Assignments, Successors, and No Third-Party Rights.

Neither the Company nor any Selling Shareholder may assign any of its rights under this Agreement without the prior consent of Acquiror. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.7	Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. As to provisions held invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.8	Section Headings, Construction.

The headings of Sections in and Schedules to this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.9	Governing Law and Jurisdiction.

This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of California as applied to contracts that are executed and performed in California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Sacramento County, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

12.10	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.11	Schedules and Exhibits.

All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

12.12	Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13	Attorneys Fees.

If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

DALE RENEWABLE CONSULTING, INC. a California corporation By: _________________________________ Name: Ronald H. Stickney Title: Chief Executive Officer	SOLAR POWER, INC. a California corporation By: ___________________________________ Name: Stephen C. Kircher Title: Chief Executive Officer

SELLING SHAREHOLDERS:

____________________________________
Name:  James M. Underwood

Address: _____________________________
____________________________________
____________________________________

____________________________________
Name:  Ronald H. Stickney

Address: _____________________________
____________________________________
____________________________________

____________________________________
Name:  Todd Lindstrom

Address: _____________________________
____________________________________
____________________________________

[Signature Page - Merger Agreement]

FIRST AMENDMENT TO THE AGREEMENT AND
PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) is entered into and effective as of October 31, 2006 by and among Solar Power, Inc., a California corporation (“SPI”), Dale Renewables Consulting, Inc., a California corporation (“DRCI”), and James M. Underwood, Ronald H. Stickney and Todd Lindstrom (collectively referred to herein as the “Selling Shareholders”). SPI, DRCI and the Selling Shareholders are also each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SPI, DRCI and the Selling Shareholders are parties to that certain Agreement and Plan of Merger dated as of August 20, 2006 (the “Merger Agreement”).

WHEREAS, SPI, DRCI and the Selling Shareholders desire to amend the Merger Agreement to extend the “Closing Date” from October 31, 2006 to November 7, 2006, or as otherwise extended by mutual consent of the Parties.

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

(ii)	Closing Date. Section 2.2 of the Merger Agreement is hereby amended and restated as follows:

“2.2	Time and Place of Closing.

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Bullivant Houser Bailey, 1415 L Street, Suite 1000, at 9:00 A.M. Pacific Standard Time, on or before November 7, 2006 unless otherwise extended by mutual consent (the “Closing Date”).”

2.   Effect of Amendment. Except as expressly modified by the provisions hereof, the Merger Agreement is in all respects ratified and confirmed, and shall continue in full force and effect in accordance with its terms. To the extent that there are any inconsistencies between this Amendment and the Merger Agreement, the terms and provisions of this Amendment shall prevail.

3.   Entire Agreement. The Merger Agreement and this Amendment, taken as a whole, shall supersede any and all agreements, either oral or written, between the Parties with respect to their subject matter. Each Party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party or anyone acting on behalf of any Party, which are not embodied herein, in the Merger Agreement or in the related Assignment and Interim Operating Agreement dated as of August 20, 2006 by and between SPI , DRCI and Dale Stickney Construction, Inc., a California corporation, and that no other agreement, statement, or promise shall be valid or binding.

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4.   Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile) each of which when so executed will be deemed an original and all of which, when taken together, will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SOLAR POWER, INC., a California corporation

By: __________________________________________
Name: _______________________________________
Title: _________________________________________

DALE RENEWABLES CONSULTING, INC., a California corporation
By: __________________________________________
Name: _______________________________________
Title: _________________________________________

SELLING SHAREHOLDERS

____________________________________
Ronald H. Stickney

____________________________________
James M. Underwood

____________________________________
Todd Lindstrom

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SECOND AMENDMENT TO THE AGREEMENT AND
PLAN OF MERGER

This Second Amendment to the Agreement and Plan of Merger (this “Amendment”) is entered into and effective as of November 15, 2006 by and among Solar Power, Inc., a California corporation (“SPI”), Dale Renewables Consulting, Inc., a California corporation (“DRCI”), and James M. Underwood, Ronald H. Stickney and Todd Lindstrom (collectively referred to herein as the “Selling Shareholders”). SPI, DRCI and the Selling Shareholders are also each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SPI, DRCI and the Selling Shareholders are parties to that certain Agreement and Plan of Merger dated as of August 20, 2006 (the “Original Merger Agreement”), as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 31, 2006 (collectively referred to as the “Merger Agreement”).

WHEREAS, SPI, DRCI and the Selling Shareholders desire to amend certain terms of the Merger Agreement as set forth herein in this Amendment.

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.  Defined Terms. For all purposes of this Amendment, except as otherwise expressly provided or amended herein, all capitalized terms used herein shall have the meanings attributed to them by the Original Merger Agreement.

2.  Purpose. It is the intent of the parties that (a) total consideration for the shares of Common Stock of DRCI shall be in cash, (b) the Selling Shareholders shall have no franchise rights or subcontract rights in any existing or future PV contracts, (c) the Selling Shareholders shall not be entitled to any earnout payments and franchise rights, and (d) the total merger consideration shall be $1,446,565, of which $420,000 in cash shall be paid to the Selling Shareholders on a pro rata basis ($140,000 each), and the balance of $1,026,565 shall be paid to DSCI in consideration for (i) payment of outstanding indebtedness owed to DSCI by DRCI, and (ii) transfer and assignment of existing PV contracts to DRCI or SPI.

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3.  Recital. The fifth clause of the Recitals of the Original Merger Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, at the effective time of such merger, each outstanding share of common stock of the Company will be converted into and exchanged for a right to receive cash as further described herein.”

4.  Definitions. Article I (Definitions) of the Original Merger Agreement shall be amended as follows:

(a) The following defined terms shall be deleted in their entirety: Current Assets, Current Liabilities, Earnout Payment, Earnout Period, Pro Forma Balance Sheet, Upfront Cash Consideration, Upfront Consideration, Upfront Equity Consideration and Working Capital. Accordingly, any references to the deleted defined terms throughout the Original Merger Agreement shall also be deleted.

(b) The following term shall be added:

“Total Consideration”- means $1,446,565, of which $420,000 shall be paid pro rata to the Selling Shareholders ($140,000 each) as set forth in Schedule I, and the balance of $1,026,565 shall be paid to DSCI to pay for any outstanding indebtedness owed to DSCI by the Company, and as consideration for the assignment and transfer of any existing PV contracts.”

5.  Effective Time. Section 2.2 of the Original Merger Agreement shall be amended and restated in its entirety as follows:

“2.3	Time and Place of Closing.

The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Bullivant Houser Bailey PC, 1415 L Street, Suite 1000, on November 15, 2006 (the “Closing Date”), or as extended upon mutual consent.”

6.  Merger Consideration. Section 2.5 of the Original Merger Agreement shall be amended and restated in its entirety as follows:

“2.5	Merger Consideration.

The aggregate consideration that may be paid in the Merger in exchange for all of the Company Common Stock shall have an aggregate value equal to the Total Consideration.”

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7.  Conversion of Shares. Section 3.3 of the Original Merger Agreement shall be amended and restated in its entirety as follows:

“3.3	Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any other party, each share of Company Common Stock shall automatically be canceled and shall cease to exist and shall be converted into and exchanged for the right to receive a cash payment in the amount of $0.84 such that each Selling Shareholder will receive an aggregate of $140,000.

Until surrendered for exchange in accordance with Section 3.4, each certificate theretofore representing shares of Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Section 3.3 in exchange therefor. Acquiror shall not be under any obligation to make any payment in exchange for shares of Company Common Stock until certificates representing such shares have been surrendered in accordance with Section 3.4.”

8.  Exchange of Shares. Section 3.4 of the Original Merger Agreement is hereby amended and restated as follows:

“3.4	Exchange of Shares.

At the Closing:

(e)  Acquiror will deliver to each Selling Shareholder, by wire transfer to a bank account designated in writing by such Selling Shareholder, immediately available funds in an amount as set forth on Schedule I.

(f)     Selling Shareholders will deliver to Acquiror for cancellation, free and clear of all transfer and stamp tax obligations, Encumbrances, claims and other charges thereon of every kind, a certificate representing the shares of Company Common Stock held by Selling Shareholders immediately before the Effective Time.

(g)  Selling Shareholders shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the Company and of all other things and matters pertaining to the operation of the business of the Company to be transferred and delivered to the Surviving Company.”

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9.  Adjustments to Upfront Consideration, Earnout, Investment and Securities Matters and Future Franchise.   Section 3.5 (Adjustments to Upfront Consideration), Section 3.6 (Earnout), Section 5.3 (Investment and Securities Matters) and Section 7.9 (Future Franchise Territories and Photo-Voltaic Equipment Supplies) of the Original Merger Agreement shall be deleted in their entirety.

10. DSCI Debt. Section 9.5 of the Original Merger Agreement shall be amended and restated in its entirety as follows:

“9.5	DSCI Debt.

Acquiror shall have (a) fully satisfied the Company’s debt to DSCI in full, and (b) paid DSCI consideration for the transfer of certain PV contracts set forth on Exhibit B of the Assignment and Interim Operating Agreement and release of any subcontract and franchise rights provided thereunder, which full and complete satisfaction shall be evidenced by a total payment of $1,026,565 to DSCI.”

11.  Schedule I. Schedule I of the Original Merger Agreement is hereby amended and restated in its entirety as follows:

Schedule I
Selling Shareholders

Shareholder	Ownership %	Cash
		Consideration

James M. Underwood	33.33%	$140,000

Ronald H. Stickney	33.34%	$140,000

Todd Lindstrom	33.33%	$140,000

	Total	$420,000

12. Indemnification Amount. In Sections 10.1 and 10.2 of the Original Merger Agreement, the term “One Million Five Hundred Thousand Dollars ($1,500,000)” shall be deleted and replaced by “One Million Four Hundred Forty Six Thousand Five Hundred Sixty Five Dollars ($1,446,565).”

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13. Agreement of Merger. Agreement of Merger of Solar Power, Inc., and Dale Renewables Consulting Inc. attached as Exhibit C of the Original Merger Agreement shall be deleted and replaced in its entirety with the Exhibit C attached hereto.

14. Effect of Amendment. Except as expressly modified by the provisions hereof, the Merger Agreement is in all respects ratified and confirmed, and shall continue in full force and effect in accordance with its terms. To the extent that there are any inconsistencies among this Amendment, the Assignment and Interim Operating Agreement or the Merger Agreement, the terms and provisions of this Amendment shall prevail.

15. Entire Agreement. The Merger Agreement and this Amendment, taken as a whole, shall supersede any and all agreements, either oral or written, between the Parties with respect to their subject matter. Each Party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party or anyone acting on behalf of any Party, which are not embodied herein, in the Merger Agreement or in the related Assignment and Interim Operating Agreement and that no other agreement, statement, or promise shall be valid or binding.

16. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile) each of which when so executed will be deemed an original and all of which, when taken together, will constitute one and the same agreement.

(Balance of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SOLAR POWER, INC., a California corporation

By: __________________________________________
Name: _______________________________________
Title: _________________________________________

DALE RENEWABLES CONSULTING, INC., a California corporation
By: __________________________________________
Name: _______________________________________
Title: _________________________________________

SELLING SHAREHOLDERS

____________________________________
Ronald H. Stickney

____________________________________
James M. Underwood

____________________________________
Todd Lindstrom

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